EXHIBIT 10.50

EQUIPMENT LEASE

MODIFICATION AGREEMENT

Ascendiant PET Partners-I, LLC (“Lessor”) successor in interest to Finova Capital Corporation (“Finova”), 18881 Von Karman, Suite 1630, Irvine, CA and Molecular Imaging Corporation (formerly Mobile PET Systems, Inc.) (“Lessee”), 2150 West Washington Street, Suite 110, San Diego, CA 92110, parties to three (3) separate Equipment Lease Agreements (each an “Underlying Contract” and collectively, the “Underlying Contracts”) dated April 8, 1999 and identified as Equipment Lease number 4125, Lease Schedules No. 4125.01, 4125.02 and 4125.03A (with addendums, amendments and schedules thereto) and attached to this Agreement, agree that it is in their mutual interest to modify the Underlying Contracts as stated in this Agreement.

Lessor and Lessee agree that neither party exercised any duress or made any unreasonable demands in the negotiations preceding this modification. Each party agrees that the other observed reasonable commercial standards of fair dealing during the negotiations leading to this modification. This modification has become necessary because it will financially benefit the Lessee.

Therefore, Lessor and Lessee agree that each Underlying Contract shall be amended as follows:

(1)	Term. The Term of the Underlying Contract shall be thirty-seven months (37) starting May 2, 2003 for all of the equipment shown on the addendums and lease schedules. There shall be no extensions of the Term unless mutually agreed to in writing by the parties hereto.

(2)	Rent. The Rent shall be $95,000 per month without offset, plus all applicable sales and property taxes, starting June 1, 2003 and continuing for an additional twenty-nine (29) months thereafter. Lessee shall pay months thirty-two (32) through thirty-seven (37), totaling $570,000, in advance as a pre-payment of rent, at commencement of this Agreement. Taxes associated with $570,000 rent pre-payment shall be payable as payments become charged against monthly lease obligations, i.e., months thirty-two (32) through thirty-seven (37). All other rent and tax payments shall be due monthly in advance, no later than the first of each month.

(3)	End of Lease Option. Provided that Lessee is not in material default of the Underlying Contracts and this Agreement at the expiration of the Term, Lessee shall have the option to: (i) Purchase all, but not less than all, of the equipment setforth on the lease schedules of the Underlying Contracts for the then fair market value as determined by Lessee, not to exceed 12% of the original equipment cost as set forth in said lease schedules, or (ii) Return the equipment to Lessor as provided for in the Underlying Contract. Lessee shall give Lessor ninety (90) days prior written notice of the Option to Purchase or return of the Leased Equipment.

(4)	Security Deposit. The Security Deposit held by Lessor’s successor in interest shall be released to Lessee. No Security Deposit shall be required from Lessee pursuant to this Agreement.

(5)	Due at Closing. Immediately due upon the commencement of this Agreement, Lessee shall pay to Lessor the sum of $570,000, which represents the last six (6) monthly payments of the Term of the Underlying Contract and this Agreement.

(6)	At such time as Lessee may enter into a financing agreement with a third party lender for an accounts receivable financing facility, (i) Lessee shall agree that all payments of rent and taxes payable by Lessee shall be made directly by such Account Receivable financing lender and (ii) Lessee shall grant to Lessor an irrevocable payment authorization for such Accounts Receivable financing lender to make all payments of rent and taxes, inclusive of payments provided for in sections (2) and (5) herein, automatically and directly to Lessor at and upon all dates due. Lessee agrees to timely sign all documents reasonably required to effectuate such irrevocable payment authorization.

(7)	Estoppel. Lessee agrees and acknowledges that it has no offsets, credits or claims as to the equipment or goods which are the subject of this Agreement and the Underlying Contract; and further, that it has no claims or offsets as to Lessor or Lessor’s predecessor in interest, Finova Capital Corporation.

(8)	Jurisdiction. This Agreement and the Underlying Contract shall be governed by the laws of the State of California; and the Courts for the State of California for Orange County or any other Federal District Court having the jurisdiction in that County shall have non-exclusive jurisdiction for determining all disputes arising under this Agreement and the Underlying Contract. However, Lessor or Lessee may bring any action or claim to enforce the provisions of this Agreement or the Underlying Contract in any other appropriate state or forum. Lessee and Lessor specifically waives trial by jury in any action by the parties hereto.

(9)	Addendum 1. Addendum 1 to the Underlying Contract is hereby amended as follows:

a.	Section 1 (b) (c) (d) (e) (f) (g) and (h) (i) and (ii) are deleted from each Addendum 1 to the Underlying Contract in their entirety;

b.	Sections 2, 3 and 5 of each Addendum 1 to the Underlying Contract is deleted in its entirety.

(10)

Collateral Assignment of Agreements. The Collateral Assignment of Agreement dated April 8, 1999 executed by Lessee in connection with the Underlying Contract shall be terminated and of no further force and effect as of the date hereof. Lessee agrees it shall not assign to any non-

affiliated entity any of the mobile PET service agreements it has with third parties for the routes covered by the equipment under the Underlying Contract.

(11)	Subordination; Release of Collateral. At any time and from time to time during the term of the Lease Agreement, Lessor shall (i) subordinate its security interest in the Accounts Receivable (and any proceeds thereof) portion of the Collateral and (ii) grant a subordinated security interest in the remaining Collateral to any other third party lender or financing company with whom Lessee enters into a financing agreement (the “Financing”). Lessor shall execute a subordination agreement on or prior to the closing of such Financing to evidence such subordinated interest and shall timely sign all documents reasonably required to effectuate such subordination. On the date which is one (1) year after the date hereof, Lessor shall release its security interest in all of the Collateral except the equipment of Lessee described in the Lease Agreement and Lessee’s right to the payment of money for trade receivables for Lessee’s provision of services to its clients/customers (“Accounts Receivable”). Lessor shall execute an amended security agreement on or prior to such one (1) year date to evidence such release of security interest and shall timely sign all documents reasonably required to effectuate such release. Upon payment in full under this Agreement, (i) Lessor shall provide to Lessee acknowledgment of such payment and extinguishment of all of its security interest in the Collateral and (ii) Lessor shall file in all appropriate jurisdictions any and all uniform commercial code termination statements evidencing Lessor’s release of its security interest in the Collateral within two (2) business days of Lessee’s payment in full under this Agreement.

(12)	Bridge Loan. Lessor shall loan to Lessee the amount of $220,000 to be repaid upon the first to occur of (i) the date that is sixty (60) days from the date hereof or (ii) from the proceeds of the Financing on the closing date of a Financing. The loan shall accrue interest at the rate of eight (8) percent per annum.

(13)	No Payment Default. Lessee represents to Lessor that Lessee is not in payment default under the Underlying Contracts as of the date hereof.

This modification applies to all the leased equipment and goods covered by the Underlying Contract. All terms of the Underlying Contract between Lessor and Lessee that are not specifically changed by this modification will remain binding. In the event of any conflict or inconsistency between the provision of this Agreement and the Underlying Contract, the provisions of this Agreement shall control in all respects. The parties agree that this Agreement and the agreements executed simultaneously herewith constitute the entire agreement between the parties with respect to this transaction and this Agreement shall superceded any previous agreements between the parties. This Agreement is to be governed by the Commercial Code as enacted and in force in California on the date of this Agreement.

The parties hereto warrant and represent that they are authorized to enter into this modification agreement and that the terms and conditions of this modification agreement, together with the Underlying Contract shall be binding upon the parties hereto.

The parties hereto have executed to this Agreement as of the 2nd day of May, 2003.

LESSOR:

Ascendiant PET Partners-I, LLC

By: Mark Bergendahl
Its: Managing Member

LESSEE:

Molecular Imaging Corporation (formerly, Mobile PET Systems, Inc.)

[GRAPHIC APPEARS HERE]
By: Paul J. Crowe
Its: Chief Executive Officer

By: Thomas H. Insley
Its: Secretary

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